Exhibit 99.1

News Release

PartnerRe Announces Executive Management Changes

▪	Mario Bonaccorso appointed CFO; Bill Babcock to step down

▪	Charles Goldie, CEO Global and Marvin Pestcoe, CEO Life, Health and Strategic Ventures to join PartnerRe’s executive management team

PEMBROKE, Bermuda, April 5, 2016 -- PartnerRe Ltd. today announced that Mario Bonaccorso, formerly Managing Director at EXOR SpA, has been appointed Chief Financial Officer, subject to Bermuda Immigration approval.

Bill Babcock, who has served as Executive Vice President and Chief Financial Officer at PartnerRe since October 2010, will leave the Company to pursue other opportunities.

Mr. Bonaccorso has resigned from his position as Managing Director at EXOR and from the PartnerRe Board, and will immediately assume responsibility for all of PartnerRe’s financial operations and investments, reporting to PartnerRe’s President and CEO, Emmanuel Clarke. With his appointment, Mr. Bonaccorso joins PartnerRe’s executive management team and will be based at the Company’s main offices in Bermuda. In order to ensure a smooth transition, Mr. Babcock will remain as Executive Vice President through the summer to support Mr. Bonaccorso during the transition period.

In addition to this change, Charles Goldie, CEO PartnerRe Global, and Marvin Pestcoe, CEO Life, Health and Strategic Ventures, have been appointed to PartnerRe’s executive management team. Other executive managers, Tad Walker, President and CEO PartnerRe North America, and Laurie Desmet, Executive Vice President and Chief Operations Officer, will continue in their current roles.

Commenting on today’s announcement Mr. Clarke said, “I would like to welcome Mario to PartnerRe. His financial acumen and broad experience in managing EXOR’s portfolio of companies will be extremely valuable. The additions of Mario, Charlie and Marvin to the Executive Committee further strengthen our leadership team, bringing new skills, deep experience and a fresh outlook as we seek to take PartnerRe to the next level.”

Mr. Clarke added, “At the same time, we are sorry to see Bill go. He has been a highly valuable CFO and member of our executive team, having successfully led a number of strategic initiatives during his tenure at PartnerRe. We will miss his deep knowledge of the industry, his sound judgement and his unflagging energy. We thank him for his considerable contribution to PartnerRe and we wish him the very best in his future endeavors.”

Mr. Bonaccorso was appointed Managing Director of EXOR in October 2007 where he was responsible for investments and for the management of EXOR’s portfolio of companies. During that time he served on behalf of EXOR on the boards of directors of Cushman & Wakefield, Banijay Holding and Banca Leonardo. He has a Master of Science cum laude in Telecommunications Engineering at Politecnico di Torino University and an MBA with honors from INSEAD. For Mr. Bonaccorso’s biography, visit PartnerRe’s website at: www.partnerre.com/about/our-people/mario-bonaccorso
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PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. The Company, through its wholly owned subsidiaries, also offers capital markets products that include weather and credit protection to financial, industrial and service companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, multi-line and other lines in its Non-life operations, mortality, longevity and accident and health in its Life and Health operations, and alternative risk products. For the year ended December 31, 2015, total revenues were $5.4 billion. At December 31, 2015, total assets were $21.4 billion, total capital was $7.7 billion and total shareholders’ equity attributable to PartnerRe was $6.9 billion.

PartnerRe on the Internet: www.partnerre.com

Contacts:	PartnerRe Ltd.	Sard Verbinnen & Co.
	(441) 292-0888	(212) 687-8080
	Investor Contact: Robin Sidders	Robin Weinberg/Spencer Waybright
Media Contact: Celia Powell

PartnerRe Ltd. Wellesley House South, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com